Exhibit 10.6

                              EMPLOYMENT AGREEMENT


CONFIDENTIAL

Date
Executive Officer
Title

Continuity of management of Avid Technology, Inc. is a critical factor to the continued growth and success of Avid. The Avid Board of Directors believes that it is in the best interest of the Company to reinforce and encourage the continued attention and dedication of key members of management to their assigned duties.

In consideration of the mutual promises contained in this letter, it is hereby agreed that Avid shall provide to you, and that you shall receive from Avid, the benefits set forth in this letter ("Agreement") if your employment with Avid, and its subsidiaries and affiliates, is terminated during the term of this Agreement.

1. PURPOSE

This Agreement establishes certain basic terms and conditions relating to your employment with Avid, and special arrangements relating to the termination of your employment with Avid, for any reason other than: (i) your retirement; (ii) your becoming totally and permanently disabled under the Avid long-term disability plan or policy; or (iii) your death. This Agreement supersedes all prior agreements with Avid related to this subject matter, and the special severance benefits provided under this Agreement are to be provided instead of any other Avid severance arrangements. The Avid severance policies and practices are superseded except to the extent incorporated herein. Notwithstanding the foregoing, neither your termination of employment nor anything contained in this Agreement shall have any affect upon your rights under any tax qualified "pension benefit plan", as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (ERISA); or any other "welfare benefit plan" as defined in ERISA, including by way of illustration and not limitation, any medical surgical or hospitalization benefit coverage or long-term disability benefit coverage; or under any non-qualified deferred compensation arrangement, including by way of illustration and not limitation, any stock incentive plan, non-qualified pension plan, or phantom stock plan.

2. EMPLOYMENT

Avid agrees that, during the term of this Agreement, you will be employed with Avid, in your present position or in a position that is comparable to your present position in compensation, responsibility and stature and for which you are suited by education and background and that:

  (a) you are, and will continue to be, eligible to participate in any employee benefit plan of Avid in accordance with its terms; and

  (b) you will be entitled to the same treatment under any generally applicable employment policy or practice as any other member of Senior Management (defined as positions reporting to the Chief Executive Officer, or other such Vice Presidents as applicable) whose position in the organization is comparable to yours, except when plan provisions explicitly prohibit such treatment.

Those plans, practices, and policies that generally apply to other members of Senior Management will be referred to in this Agreement as your "Employment Benefits." Examples of Employment Benefits include medical and dental insurance, life insurance, disability coverage, etc. Your Employment Benefits may be modified from time to time after the date hereof without violation of this Agreement if the changes apply generally to other members of management.

3. TERM OF AGREEMENT

This Agreement is effective on Date, (the "Effective Date") and shall terminate on the second anniversary of the Effective Date. The term shall be automatically extended for successive one year periods after the second anniversary, unless 30 days advance written notice is given by you or by Avid terminating this Agreement as of any anniversary date.

4. TERMINATION OF EMPLOYMENT

Your employment may be terminated in accordance with any of the following paragraphs, but only upon one (1) month's advance written notice (which period shall be referred to in this Agreement as the "Notice Period"):

  (a)  Involuntary Termination
  Avid may terminate your employment without Cause. In such an event, you shall continue to receive your full salary and Employment Benefits during the Notice Period. The expiration of the Notice Period shall be your "Date of Termination." Upon your Date of Termination, you shall be entitled to those benefits provided under Section 5.

  (b)  Involuntary Termination for Cause
  Avid may terminate your employment for "Cause" with written notice setting forth the Cause for termination. "Cause" means a willful engaging in gross misconduct materially and demonstrably injurious to Avid or the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness after a written demand for substantial performance is delivered to you by the CEO or the Board which specifically identifies the manner in which the CEO or the Board believes that you have not substantially performed your duties.. "Willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of Avid.

  (c)  Voluntary Termination
  You may voluntarily terminate your employment. In such an event, you shall continue to receive your full salary and Employment Benefits during the Notice Period provided you satisfactorily perform your duties during the Notice Period unless relieved of those duties by Avid. The expiration of the Notice Period is your "Voluntary Date of Termination." Upon your Voluntary Date of Termination, you shall only be provided those benefits under Section 6.

5. SPECIAL SEVERANCE BENEFITS

If your  employment  with Avid is  involuntarily  terminated in accordance  with
Section 4(a), then you shall receive the following benefits:

  (a) your base salary shall be continued in effect for a period of twelve (12) months from your Date of Termination (hereinafter called your "Severance Pay Period"); provided that you may, at any time during the Notice Period, request a single lump-sum payment of the aggregate salary payable in accordance with this paragraph 5(a), such payment to be delivered to you within ten (10) business days of your Date of Termination. Avid will also pay you, during the months thirteen through twenty-four following termination, on a semi-monthly basis, the amount by which your monthly base salary at the time of termination exceeds your monthly compensation from your new employer;

  (b) you will receive an incentive compensation payment within ten (10) days of your Date of Termination in one lump-sum in an amount equal to your target award for the calendar year immediately preceding the calendar year in which your Date of Termination occurs. There is no right to any pro-rated incentive compensation in respect of the year of termination;

  (c) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, you shall have the right to continued vesting of any stock options outstanding and unexercised as of the first day of your Notice Period until the first to occur of the first anniversary of your Date of Termination or the date the award expires by its terms.

  (d) your Employment Benefits shall be continued during your Severance Pay Period, subject to the right of Avid to make any changes to your Employment Benefits permitted in accordance with Section 2; provided, however, that you shall not:

   (i) accumulate vacation pay for periods after your Date of Termination;

   (ii) first qualify for sickness and accident plan benefits by reason of an accident occurring or a sickness first manifesting itself after your Date of Termination; or

   (iii) be eligible to continue to make any contributions to any Internal Revenue Code 401(k) plan maintained by Avid or qualify for a share of any employer contribution made to any tax qualified defined contribution plan.

  (e) you shall qualify for full COBRA health benefit continuation coverage upon the expiration of your Severance Pay Period;

  (f) you shall be entitled to full executive outplacement assistance with an agency selected by Avid; and

  (g) you may qualify to commence long-term disability benefits if a qualifying disability should occur during your Severance Pay Period.

6. BENEFITS UPON VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE

Upon your Date of Termination for Cause in accordance with Section 4(b) or your Voluntary Date of Termination in accordance with Section 4(c), all benefits under this Agreement will be void. In such an event, you shall be eligible for any benefits provided in accordance with the plans and practices of Avid which are applicable to employees generally.

7. CONFIDENTIALITY

The provisions of the Employee Invention and Non-Disclosure Agreement between you and Avid shall continue in full force and effect.

8. CONFLICTS OF INTEREST

You agree for so long as you are employed by Avid to avoid dealings and situations which would create the potential for a conflict of interest with Avid. In this regard, you agree to comply with the Avid policy regarding conflicts of interest.

9. RELATIONSHIP TO CHANGE-IN-CONTROL AGREEMENT

In the event you become entitled to any benefits under the Change-in-Control Employment Agreement between you and Avid, then this agreement is void and of no effect.

10. COVENANT NOT TO COMPETE AND NOT TO SOLICIT

During the term of this Agreement, and for a period of two (2) years following the termination of your employment for any reason other than as set forth in
Section 4(b), you agree you will not engage in any business which competes or plans to compete with Avid in the business of the development, manufacture, promotion, distribution or sale of digital film, video or audio editing systems or products. The foregoing shall include, without limitation, Data Translation, Discrete Logic, FAST Technology, Lightworks and Immix.

You also agree that, for a period of two (2) years from the effective date of your termination, you will not solicit the employment, either as an employee or as an independent contractor, including through any agency or new employer or otherwise, of any person who at any time during the one year preceding such solicitation was an employee or independent contractor of Avid or any Avid affiliate.

11. NOTICE

Notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by the United States certified mail, return receipt requested, postage prepaid, in a properly addressed envelope. Notices to Avid shall be addressed to the Corporate Secretary.

12. MODIFICATION; WAIVER; SUCCESSORS

No provision of this Agreement may be waived, modified, or discharged except pursuant to a written instrument signed by you and the Chief Executive Officer of Avid. This agreement is binding upon any successor to all or substantially all business or assets of Avid.

13. VALIDITY; COUNTERPARTS

This agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts. The validity or enforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same instrument.

Accepted and Agreed                       Sincerely,
to this date of
________, 1997

                                          By:______________________
____________________________              William J. Miller
(name)                                    Chief Executive Officer